Exhibit 2.2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of October 15, 2019, is made by and among DFB Healthcare Acquisitions Corp., a Delaware corporation (“DFB Healthcare”), BM AH Holdings, LLC, a Delaware limited liability company (the “BM Blocker”), Access Point Medical, Inc., a Delaware corporation (the “A Blocker” and, together with the BM Blocker, the “Blockers”), DFB Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), AdaptHealth Holdings LLC, a Delaware limited liability company (the “Company”), BlueMountain Foinaven Master Fund L.P., a Cayman Islands exempted limited partnership, BMSB L.P., a Delaware limited partnership, and BlueMountain Fursan Fund L.P., a Cayman Islands exempted limited partnership (the “BM Blocker Sellers”), Clifton Bay Offshore Investments L.P., a British Virgin Islands limited partnership (the “A Blocker Seller”), and AH Representative LLC, a Delaware limited liability company (the “Company Unitholders’ Representative”). Capitalized terms used and not otherwise defined herein have the meanings given to such terms in that certain Agreement and Plan of Merger, dated as of July 8, 2019 (the “Merger Agreement”), by and among DFB Healthcare, BM Blocker, A Blocker, Merger Sub, the Company, the Company Unitholders’ Representatives and solely for purposes of Section 7.20 thereof, the BM Blocker Sellers and, solely for purposes of Section 7.21 thereof, the A Blocker Sellers.

WHEREAS, the parties hereto desire to amend certain terms set forth in the Merger Agreement pursuant to Section 9.04 of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and the mutual promises contained in this Amendment, and intending to be legally bound thereby, the parties hereto agree as follows pursuant to Section 9.04 of the Merger Agreement:

1.                                      The eighth recital of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, as of the date hereof, Deerfield and RAB Ventures (DFB) LLC have entered into that certain Deerfield PIPE Agreement with DFB Healthcare pursuant to which Deerfield and RAB Ventures (DFB) LLC have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase up to an aggregate of twelve million and five hundred thousand (12,500,000) shares of DFB Healthcare Common Stock in connection with the Closing;”

2.                                      The final recital of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, certain stockholders of DFB Healthcare and the Company have entered into an amended and restated assignment and assumption agreement, dated as as of October 15, 2019 (the “Founders Equity Transfer Agreement”), pursuant to which certain retained founder shares and warrants of DFB Healthcare would be transferred by such stockholders to the Company (or its permitted assigns) in accordance with the terms therein.

3.                                      Section 2.03(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Contingent Consideration. Following the Closing, in addition to the consideration to be received pursuant to Section 2.01 and Section 2.02(a) of this Agreement and as part of the overall Merger Consideration, but subject to Section 7.19, the Surviving Company shall issue additional Consideration Units, as an earnout related to the Merger based on the targets described below, to the Company Unitholders and additional shares of DFB Healthcare Common Stock, as an earnout related to the Blocker Mergers based on the targets described below, to applicable Blocker Sellers

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as follows, with the number of shares of DFB Healthcare Common Stock and Consideration Units allocated between the Company Unitholders and each applicable Blocker Seller, as applicable, based on the relative number of shares of DFB Healthcare Common Stock and Consideration Units, as applicable, received thereby as part of the Closing Merger Consideration, as applicable, and as set forth in the Payment Spreadsheet:

(i)            One Million (1,000,000) Consideration Units and shares of DFB Healthcare Common Stock in the aggregate, as applicable, in the event that the average Trading Price of the DFB Healthcare Common Stock is $15.00 or greater during the month of December in 2020 (the “First Stock Target”) (such 1,000,000 shares, the “First Contingent Consideration”);

(ii)           An additional one Million (1,000,000) Consideration Units and shares of DFB Healthcare Common Stock in the aggregate, as applicable, in the event that the average Trading Price of the DFB Healthcare Common Stock is $18.00 or greater during the month of December in 2021 (the “Second Stock Target”) (such 1,000,000 shares, the “Second Contingent Consideration”); and

(iii)          An additional one Million (1,000,000) Consideration Units and shares of DFB Healthcare Common Stock in the aggregate, as applicable, in the event that the average Trading Price of the DFB Healthcare Common Stock is $22.00 or greater during the month of December in 2022 (the “Third Stock Target” and, together with the First Stock Target and Second Stock Target, the “Stock Targets”) (such 1,000,000 shares, the “Third Contingent Consideration” and together with the First Contingent Consideration and Second Contingent Consideration, the “Contingent Consideration”).”

4.                                      Section 6.02(b)(ii) of the Merger Agreement is hereby amended to replace the reference to “$100,000,000” with “$125,000,000.”

5.                                      Section 7.21 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“A Blocker Indemnity and Covenants.

(a)                                 Following the A Blocker Merger, the A Blocker Seller shall indemnify DFB Healthcare and its affiliates and hold them harmless from and against all damages, Liabilities, actions, causes of action, deficiency, penalty, interest, fine or other cost or expenses (including costs of investigation and defense, and attorney’s fees and expenses), arising out of, resulting from or relating to (i) all Taxes recognized by, attributable to or arising out of any actions of the A Blocker and/or Access Point Medical LLC (A) on or before the Closing Date, and (B) relating to or arising from or out of the transactions contemplated by this Agreement and (ii) all other liabilities or obligations whatsoever, whether matured or unmatured, known or unknown, accrued or fixed, absolute or contingent or otherwise (“Liabilities”) of the A Blocker and/or Access Point Medical LLC existing or arising on or prior to the Closing Date. Notwithstanding any other provision herein, this Section 7.21 shall survive the Closing indefinitely.

(b)                                 Following the Closing, DFB Healthcare shall timely file, or cause to be timely filed, all Tax Returns of the A Blocker that are due to be filed after the Closing Date, subject to the next sentence of this Section 7.21. The A Blocker Seller shall prepare, or cause to be prepared, each Tax Return for any taxable period ending on or before, or including, the Closing Date (such Tax Returns, “A Blocker Prepared Tax Returns”). DFB Healthcare shall promptly provide any information reasonably requested by the A Blocker Seller that is relevant to the preparation of the A Blocker Prepared Tax Returns. The A Blocker Seller shall provide a draft of each A Blocker Prepared Tax Return to DFB Healthcare for its review and comment not later than thirty (30) days prior to the due date for filing, and shall consider in good faith any comments that are provided by DFB Healthcare not less than ten (10) days prior to such due date; provided, however, that in the

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event of a dispute between the parties as to the preparation of the A Blocker Prepared Tax Return, such dispute shall be promptly submitted for arbitration to a mutually acceptable “big 4” accounting firm, or if no such firm accepts the engagement, an accounting firm mutually acceptable to the parties (the “A Blocker Arbitrator’s Determination”). If the A Blocker Arbitrator’s Determination is not made prior to the due date for filing an A Blocker Prepared Tax Return, such return will be filed reflecting the A Blocker Seller’s position and shall be subsequently amended as needed to reflect the A Blocker Arbitrator’s Determination.

(c)                                  A Blocker Seller hereby covenants and agrees that, prior to the Closing, A Blocker Seller shall, and shall cause the A Blocker, to take such other actions set forth on Schedule I hereto (the “A Blocker Corporate Actions”).”

(d)                                 A Blocker Seller does hereby absolutely, unconditionally, continuously, and irrevocably guarantee, as primary obligor and not merely as surety, the due and prompt payment and performance of each of the covenants, agreements, obligations and Liabilities of the A Blocker and A Blocker Seller under this Agreement.

6.                                      Section 8.01(e) of the Merger Agreement is hereby deleted in its entirety.

7.                                      The following is hereby inserted as a new Section 8.02(l) of the Merger Agreement:

“Healthcare Law. None of the U.S. Department of Justice, CMS or the Office of Inspector General of the U.S. Department of Health and Human Services shall have, on or after October 15, 2019, (i) notified the Company that is has commenced an investigation or review of the Company pursuant to a subpoena, criminal proceeding or civil investigative demand concerning a material violation of a Healthcare Law by the Company or any Company Subsidiary arising out of facts and circumstances unrelated to any matter set forth the Company Disclosure Schedule for which an adverse determination against the Company or the applicable Company Subsidiary would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole, or (ii) filed against the Company or any Company Subsidiary an action under a Healthcare Law arising out of facts and circumstances unrelated to any matter set forth in the Company Disclosure Schedule, for which an adverse ruling against the Company or the applicable Company Subsidiary would reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole.”

8.                                      The following is hereby inserted as a new Section 8.02(m) of the Merger Agreement:

A Blocker Agreements and Covenants. A Blocker Seller shall have performed or complied in all respects with all agreements and covenants required by Section 7.21 to be performed or complied with by it on or prior to the Effective Time.

9.                                      The definition of “Deerfield PIPE Agreement” in Section 10.03 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“Deerfield PIPE Agreement” means that certain amended and restated subscription agreement, dated as of October 15, 2019, by and between DFB Healthcare, Deerfield and RAB Ventures (DFB) LLC.”

10.                               Exhibit D of the Merger Agreement is hereby deleted in its entirety and replaced with the Form of Amended and Restated Certificate of Incorporation of DFB Healthcare attached hereto as Exhibit A.

11.                               Exhibit E of the Merger Agreement is hereby deleted in its entirety and replaced with the list of Directors and Officers of DFB Healthcare attached hereto as Exhibit B.

12.                               Exhibit F of the Merger Agreement is hereby deleted in its entirety and replaced with the Form of Tax Receivable Agreement attached hereto as Exhibit C.

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13.                               Attached hereto as Exhibit D are the disclosure schedules of the A Blocker to the Merger Agreement.

14.                               All other sections, paragraphs, provisions, and clauses in the Merger Agreement not expressly modified above remain in full force and effect as originally written.

15.                               Article X of the Merger Agreement is hereby incorporated herein in its entirety, mutatis mutandis.

* * * * *

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Exhibit B

Directors and Officers of DFB Healthcare

Directors

1.                                      Richard Barasch—Chairman of the Board

2.                                      Luke McGee

3.                                      Josh Parnes

4.                                      Alan Quasha

5.                                      Susan Weaver

6.                                      Dale Wolf

7.                                      Terence Conners

Officers

The officers of the Company as of the date hereof in their current positions.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

DFB HEALTHCARE ACQUISITIONS CORP.

By	/s/ CHRIS WOLFE
	Name:	Chris Wolfe
	Title:	Chief Financial Officer

DFB MERGER SUB LLC

By	/s/ CHRIS WOLFE
	Name:	Chris Wolfe
	Title:	Chief Financial Officer

BM AH HOLDINGS, LLC

By	/s/ RICHARD HORNE
	Name:	Richard Horne
	Title:	Deputy General Counsel, Tax

ACCESS POINT MEDICAL, INC.

By	/s/ LUKE MCGEE
	Name:	Luke McGee
	Title:	Chief Executive Officer

ADAPTHEALTH HOLDINGS LLC

By	/s/ LUKE MCGEE
	Name:	Luke McGee
	Title:	Chief Executive Officer

AH REPRESENTATIVE LLC

By	/s/ ALAN QUASHA
	Name:	Alan Quasha
	Title:	Managing Member

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]

CLIFTON BAY OFFSHORE INVESTMENTS L.P.

By	/s/ SUSAN V. DEMERS
	Name:	Susan V. Demers for
	Title:	Vicali Services (BVI) Inc.—Sole Director For and on behalf of Clifton Bay Management Ltd.—General Partner

BLUEMOUNTAIN FOINAVEN MASTER FUND L.P.

By	/s/ RICHARD HORNE
	Name:	Richard Horne
	Title:	Deputy General Counsel, Tax

BMSB L.P.

By	/s/ RICHARD HORNE
	Name:	Richard Horne
	Title:	Deputy General Counsel, Tax

BLUEMOUNTAIN FURSAN FUND L.P.

By	/s/ RICHARD HORNE
	Name:	Richard Horne
	Title:	Deputy General Counsel, Tax

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER]